Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254176

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus dated March 31, 2021)

Up to 60,936,608 Shares of Class A Common Stock

Up to 5,787,472 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 995,833 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus, dated March 31, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-254176). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain of the information contained in our revised corporate presentation furnished to the Securities and Exchange Commission on January 10, 2022 (the “Presentation”). Accordingly, we have attached a portion of the Presentation to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 5,787,472 shares of our Class A common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 162,500 shares of common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement (“Private Placement”) to EcoR1 Panacea Holdings, LLC (the “Sponsor”) and PA Co-Investment LLC (“Cowen Investments”), in connection with the initial public offering of Panacea Acquisition Corp. (“Panacea”), (ii) 833,333 shares of common stock that are issuable upon the exercise of warrants (together with the Private Placement Warrants, the “Private Warrants”) issued pursuant to that certain forward purchase agreement, dated June 30, 2020, by and among Panacea and the Sponsor and certain of its affiliates (the “Forward Purchase”) and (iii) up to 4,791,639 shares of common stock that are issuable upon the exercise of public warrants (the “Public Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 60,936,608 shares of common stock consisting of (a) up to 487,500 shares of common stock issued to the Sponsor and Cowen Investments in the Private Placement, (b) up to 2,500,000 shares of common stock issued to the Sponsor and certain of its affiliates in the Forward Purchase, (c) up to 995,833 shares of common stock issuable upon exercise of the Private Warrants, (d) up to 45,655,000 shares of common stock issued on February 10, 2021 in a private placement pursuant to subscription agreements, dated October 20, 2020, (e) up to 10,929,867 additional shares of common stock pursuant to that certain Amended and Restated Registration Rights Agreement, dated February 10, 2021, between us and the selling securityholders, granting such holders registration rights with respect to such shares and (f) 368,408 shares of common stock issued to a commercial partner under an Agreement Regarding Subsequent Shares entered into in March 2021), and (ii) up to 995,833 Private Warrants.

The common stock and Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “NUVB” and “NUVB.WS,” respectively. On January 7, 2022, the last reported sales price of our common stock on NYSE was $6.70 per share and the last reported sales price of our Public Warrants was $1.46.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “smaller reporting company” as defined under the U.S. federal securities laws. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is a smaller reporting company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 10, 2022

DRIVEN BY SCIENCE FOCUSED ON LIFE January 2022 Exhibit 99.1

Forward looking statements Certain statements included in this presentation (this “Presentation”) that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook" and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Nuvation Bio’s business strategies, cash resources, current and prospective product candidates, the potential therapeutic benefit of Nuvation Bio's product candidates, the expected timing of regulatory filings and clearance and clinical trial dose selection, initiation and data presentation, as well as the potential for market acceptance of any approved products and the related market opportunity. These statements are based on various assumptions, whether or not identified in this Presentation, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. Actual events and circumstances, many of which are beyond Nuvation Bio’s control, are difficult or impossible to predict and may cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials; the risk of unexpected emergence of adverse events or other undesirable side effects; delays in clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials; disruptions to normal business operations relating to the COVID-19 pandemic; the risk that Nuvation Bio will be unable to successfully market or gain market acceptance of its product candidates; the risk that Nuvation Bio’s product candidates may not be beneficial to patients or successfully commercialized; the risk that Nuvation Bio has overestimated the size of the target patient population, their willingness to try new therapies and the willingness of physicians to prescribe these therapies; and developments in the competitive landscape. The risks and uncertainties facing Nuvation Bio are discussed more fully in its Quarterly Report on Form 10-Q filed with the SEC on November 10, 2021, under the heading "Risk Factors," and other documents that Nuvation Bio has filed or will file with the SEC. There may be additional risks that Nuvation Bio does not presently know, or that Nuvation Bio currently believes are immaterial, that could also cause actual results to differ from those anticipated by the forward-looking statements. In addition, forward-looking statements reflect Nuvation Bio's expectations, plans or forecasts of future events and views only as of the date of this Presentation. Nuvation Bio anticipates that subsequent events and developments will cause its assessments to change. However, while Nuvation Bio may elect to update these forward-looking statements at some point in the future, Nuvation Bio specifically disclaims any obligation to do so.

Upcoming Milestones & Summary

Broad wholly-owned pipeline leveraging and improving upon validated drug mechanisms heading into multiple clinical trials/indications Program Product Candidate Potential Indication(s) Current Stage Anticipated Milestones Program Product Candidate Potential Indication(s) Potential Indication(s) Preclinical Phase 1 Phase 2 Anticipated Milestones CDK 2/4/6 NUV-422 Glioblastoma Recurrent GB Phase 1 Dose Escalation Data by Year End 2022; Phase 2 Initiation by Year End 2022 Breast Cancer 2L + aBC Mono Phase 2 Initiation by Year End 2022 2L+ aBC Brain Mets Phase 2 Initiation by Year End 2022 2L/3L aBC + Fulvestrant Phase 1b Initiation Mid-2022 Prostate Cancer mCRPC Mono Phase 2 Initiation by Year End 2022 mCRPC + Enza Phase 1b Initiation Mid-2022 BET NUV-868 Advanced Solid Tumors Acute Myeloid Leukemia/solid tumors Phase 1 Initiation Mid-2022 WEE1 NUV-569 Advanced Solid Tumors Pancreatic Cancer/other solid tumors IND Submission by Year End 2022 Adenosine Antagonist A2A Advanced Solid Tumors with IO Solid Tumors with IO Clinical Candidate Selection by Year End 2022 Drug-Drug Conjugate (DDC) Platform DDC Solid tumors Prostate Cancer Clinical Candidate Selection by Year End 2022

Upcoming catalysts across multiple programs 1H22 2H22 2023 CDK2/4/6 Initiate Phase 1b combo study in HR+ aBC Initiate Phase 1b combo study in mCRPC Phase 1 Dose Escalation Data Phase 2 Mono Initiation for rGB, HR+ aBC, & mCRPC Present First Efficacy Data from High-grade Glioma trial BET Phase 1 Initiation WEE1 IND Submission A2A Clinical Candidate Selection Initiate Ph1 in Pancreatic Cancer and/or solid tumors DDC Clinical Candidate Selection